UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Perceptron, Inc.

(Exact name of registrant as specified in its charter)

Michigan	38-2381442
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

47827 Halyard Drive, Plymouth, Michigan	48170-2461
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this Form relates to the registration of a class of pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to purchase Series A Preferred Stock, no par value

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 4 to Form 8-A amends the Registration Statement on Form 8-A filed on March 30, 1998 by Perceptron, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) (the “Original Registration Statement”; (ii) the Registration Statement on Form 8-A/A filed by the Company with the SEC on March 20, 2008 (the “First Amended Registration Statement”); (iii) the Registration Statement on Form 8-A/A filed by the Company with the SEC on August 24, 2015 (the “Second Amended Registration Statement”); and (iv) the Registration Statement on Form 8-A/A filed by the Company with the SEC on August 24, 2018 (the “Third Amended Registration Statement”). Such Original Registration Statement, the First Amended Registration Statement, the Second Amended Registration Statement, and the Third Amended Registration Statement are hereby incorporated by reference.

Item 1. Description of Registrant’s Securities to be Registered

On September 27, 2020, the Company and American Stock Transfer & Trust Company, LLC, as rights agent, executed a Second Amendment to the First Amended and Restated Rights Agreement (the “Second Amendment”), which amends the First Amended and Restated Rights Agreement, dated August 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as amended by the First Amendment to the First Amended and Restated Rights Agreement, dated August 20, 2018 (as amended, the “Rights Agreement”). Capitalized terms used but not defined herein will have the meaning assigned thereto in the Rights Agreement. Section 26 of the Rights Agreement provides that prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of the Company’s common stock.

On September 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) between the Company, Atlas Copco North America LLC, and Odyssey Acquisition Corp. (“Merger Subsidiary”), pursuant to which, among other things, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company continuting as the surviving corporation and as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions in the Merger Agreement. In connection with execution of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), the Second Amendment amends the Rights Agreement to exempt the Merger Agreement, the Voting Agreement, the Merger and the Transactions from the application of the Rights Agreement. The Second Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Second Amendment will be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of the Second Amendment.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Second Amendment, which are filed as exhibits hereto and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description

4.1	First Amended and Restated Rights Agreement, dated as of August 20, 2015 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC is incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on August 24, 2015.

4.2	First Amendment to the First Amended and Restated Rights Agreement, dated as of August 20, 2018 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC is incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on August 20, 2018.

4.3	Second Amendment to the First Amended and Restated Rights Agreement, dated as of September 27, 2020 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC is incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 28, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Perceptron, Inc.
(Registrant)

Date: September 28, 2020	By:	/s/ Bill Roeschlein
Bill Roeschlein
Interim Vice President Finance and Chief Financial Officer

3